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                                                                   EXHIBIT 10.36

[HERBALIFE LETTERHEAD OF JIM ESTERLE]



December 5, 2001

Mr. Douglas G. Sages
78 East Ridge Road
Stamford, CT 06903

Dear Doug:

It is a pleasure to extend to you an offer of employment with Herbalife International of America, Inc. ("Herbalife") reporting directly to our President and Chief Executive Officer. I look forward to your contribution and success as Executive Vice President (EVP), Chief Administrative Officer and Chief Financial Officer. The information below summarizes various employment details and benefits to which you will be entitled upon your acceptance of this offer.

START DATE:

December 10, 2001

SALARY:

Your annual salary will be $500,000 paid bi-weekly.

BONUS PLAN:

You are eligible to participate in the Company Bonus Program which can provide an additional incentive earning opportunity. The Bonus Plan is not yet finalized; however, I would anticipate the opportunity for you to earn up to 100% of your base consistent with our other EVPs. Payouts are discretionary, and if made, are based against specific objectives for both you and the Company. The bonus payment is at the discretion of the President and Chief Executive Officer of Herbalife International of America, Inc.

RELOCATION EXPENSES:

Herbalife will provide you with assistance with those expenses associated with relocation to Los Angeles.


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Herbalife will also pay for two (2) Business Class airline tickets from
Connecticut to California.

We will also offer you and your wife two (2) house-hunting trips. The company will cover all expenses for your wife for up to ten (10) days, while searching for a suitable residence. This will include meals, as well as a rental car. Herbalife will make all of the arrangements.

In addition, you will be provided with temporary housing and living expenses, if needed, through July 31, 2002.

Should you choose to establish permanent residence in California up to two (2) years from your date of employment, Herbalife will pay closing costs of your old residence and for a moving company to pack, move, and unpack all household items and transport three (3) vehicles, and one (1) seventeen (17) foot boat to your new residence in California.

Herbalife will also pay you a lump sum of one month's salary amounting to $42,000 grossed up for taxes, to the extent such item is not tax deductible, for the following items (i) a mortgage differential between the existing mortgage rate of 8.25% and the new residence mortgage rate, and (ii)) mortgage points, and (iii) closing costs associated with the new residence, and (iv) an incidental allowance.

Should you voluntarily leave Herbalife within two (2) years of receiving the relocation benefits package, you will be required to reimburse Herbalife on a prorated basis.

SEVERANCE:

In the event the Executive's service hereunder are terminated by the Company without Cause, the Company shall pay to the Executive (i) his current accrued and unpaid Base Salary, accrued and unpaid bonus for any years prior to the year of termination and other benefits and payments then due to which the Executive is then entitled hereunder and (ii) one additional year of Base Salary and Executive's target bonus for the current year. In addition, for one (1) year following the date of termination, the Company shall continue to afford the Executive the group medical, dental, vision, long-term disability and life insurance benefits. Herbalife will also provide, for up to one (1) year, if needed, senior executive outplacement services until a replacement position is obtained by an outplacement firm mutually acceptable to you and Herbalife.

BENEFITS:

Herbalife International's benefits are designed to augment your salary and provide you with a total compensation package. You and your qualified dependents will be eligible for coverage under our health insurance programs, which provide medical, dental, and vision benefits.

Additionally, Herbalife provides: company paid life insurance, long term disability and Accidental Death and Dismemberment, deferred compensation plan and executive medical reimbursement.

Benefit coverage becomes effective upon your hire date, in accordance with plan provisions.


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VACATION:

Annually, you will earn three weeks of vacation a year, accrued at the rate of
4.62 hours per pay period.

While we hope that your employment will be mutually meaningful and fulfilling, please be aware that the employment relationship you will have with Herbalife will be for an indefinite period and on an at-will basis. Either you or the Company can terminate the employment relationship for any reason and at anytime, with or without cause and with or without prior notice. Modifications to the at-will nature of your employment may only be made by the President and Chief Executive Officer of Herbalife International of America, Inc. and may be effected only by an express written employment contract signed by the President and Chief Executive Officer.

Additionally, this offer is contingent upon a completed application and verification of your references, education and license, if applicable. This letter also represents the entire offer and no prior or subsequent oral commitments are effective.

If you have any questions about any aspect of this offer, please contact me at 310-410-9600 extension 22919. Otherwise, please sign, date, and return this letter to confirm your acceptance of our offer. We would appreciate a response by close of business Friday, December 7, 2001.

I look forward to you joining Herbalife and to a mutually rewarding relationship.

Sincerely yours,

HERBALIFE INTERNATIONAL OF AMERICA, INC.


/s/ JIM ESTERLE
Jim Esterle
Vice President,
Human Resources

I accept the above offer of employment.


/s/ DOUGLAS G. SAGES                         12/5/01
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Signature                                    Date




cc: Frank Tirelli, President and Chief Executive Officer